Exhibit 5.1

BOSTON CONNECTICUT NEW JERSEY NEW YORK WASHINGTON, DC

242 Trumbull Street
Hartford, CT 06103

November 6, 2015

SBT Bancorp, Inc.
86 Hopmeadow Street
P.O. Box 248
Simsbury, Connecticut 06070

Ladies and Gentlemen:

We have acted as counsel for SBT Bancorp, Inc., a Connecticut corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, covering an underwritten public offering (the “Offering”) of up to 49,286 shares of the Company’s common stock, no par value per share, with a value of up to $1,035,000 (the “Shares”). The Registration Statement incorporates by reference the registration statement on Form S-1 (File No. 333-206533), which was declared effective on November 5, 2015 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement, the Prior Registration Statement and related Prospectus, (ii) the Company’s certificate of incorporation (as amended, restated or otherwise modified from time to time, the “Certificate of Incorporation”) and (iii) the Bylaws of the Company (as amended, restated or otherwise modified from time to time, the “Bylaws”).  In addition, we have examined originals or copies, certified or otherwise and identified to our satisfaction, of resolutions of the Board of Directors of the Company or committees thereof and such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion hereinafter expressed which we did not independently establish or verify, we have relied, to the extent we deem such reliance proper and without independent investigation, upon certificates, statements and representations of officers and other representatives of the Company and upon certificates of public officials.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when sold and issued as described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

The opinion rendered herein is limited in all respects to the laws of the State of Connecticut and the federal laws of the United States.  We express no opinion as to the effect of the law of any other jurisdiction.

SBT Bancorp, Inc.
November 6, 2015

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Day Pitney LLP